UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2018 (May 18, 2018)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 18, 2018 (the “Effective Date”), Microchip Technology Incorporated, a Delaware corporation (the “Company”), entered into an amended and restated credit agreement (the “Amended and Restated Credit Agreement”) pursuant to which its existing Amended and Restated Credit Agreement, dated as of June 27, 2013, as amended and restated as of February 4, 2015, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Date, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, was amended and restated in its entirety.

The Amended and Restated Credit Agreement provides for a revolving loan facility (the “Revolving Loan Facility”) in an aggregate principal amount of approximately $3.8 billion, with a $250.0 million foreign currency sublimit, a $50.0 million letter of credit sublimit and a $25.0 million swingline loan sublimit. The Revolving Loan Facility consists of approximately $244.3 million of revolving loan commitments (the “2020 Revolving Loans”) that terminate on February 4, 2020 (the “2020 Maturity Date”) and approximately $3.6 billion of revolving loan commitments (the “2023 Revolving Loans” and, together with the 2020 Revolving Loans, the “Revolving Loans”) that terminate on May 18, 2023 (the “2023 Maturity Date”). The Company may elect to borrow revolving loans under either tranche of revolving loan commitments. All or a portion of the proceeds of loans made under the Revolving Loan Facility may be used to finance the Company’s pending acquisition (the “Acquisition”) of Microsemi Corporation (“Microsemi”) and its subsidiaries pursuant to that certain Agreement and Plan of Merger, dated as of March 1, 2018 (the “Acquisition Agreement”), by and among the Company, Maple Acquisition Corporation and Microsemi, the refinancing of certain indebtedness of Microsemi and its subsidiaries, and the payment of fees and expenses incurred in connection with the Acquisition and the financing thereof. The proceeds of loans made under the Revolving Loan Facility may also be used for working capital and general corporate purposes. Upon the closing of the Amended and Restated Credit Agreement, the Company had no Revolving Loans outstanding.

The Revolving Loans bear interest, at the Company’s option, at (a) in the case of 2020 Revolving Loans, the base rate plus a spread of 0.25% to 1.25% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.25% to 2.25%, and (b) in the case of 2023 Revolving Loans, the base rate plus a spread of 0.00% to 1.00% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.00% to 2.00%, in each case, with such spread being determined based on the consolidated senior leverage ratio for the preceding four fiscal quarter period. The base rate means the highest of the prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%. Interest is due and payable quarterly in arrears for loans bearing interest at the base rate and at the end of an interest period (or at each three-month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate. The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow 2020 Revolving Loans and 2023 Revolving Loans until the 2020 Maturity Date and the 2023 Maturity Date, respectively, at which time each of the commitments under the applicable tranche will terminate and all outstanding Revolving Loans under such tranche, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the Revolving Loan Facility will be subject to a commitment fee, payable in arrears on the last day of each fiscal quarter, ranging from 0.20% to 0.40% per annum determined based on the consolidated senior leverage ratio for the preceding four fiscal quarter period. The Company may prepay the Revolving Loans and terminate the Revolving Loan commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions, including minimum amounts and reimbursement of certain costs in the case of prepayments of LIBOR loans.

The Amended and Restated Credit Agreement permits the Company and its Subsidiaries to incur additional indebtedness in an aggregate principal amount of up to $5.0 billion in the form of (a) one or more series of senior secured or unsecured notes and/or (b) a senior secured term loan facility (the “Initial Term Loan Facility”) having terms substantially the same as those set forth in that certain Commitment Letter, dated as of March 1, 2018, by and among the Company, JPMorgan Chase Bank, N.A. and the other financial institutions party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Commitment Letter”). The Amended and Restated Credit Agreement also permits the Company to add one or more incremental term loan facilities (in addition to the Initial Term Loan Facility) and/or increase the commitments under the Revolving Loan Facility from time to time, subject, in each case, to the receipt of additional commitments from existing and/or new lenders and pro forma compliance with a consolidated senior leverage ratio set forth in the Amended and Restated Credit Agreement.

The Company’s obligations under the Amended and Restated Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Amended and Restated Credit Agreement. To secure the Company’s obligations under the Amended and Restated Credit Agreement and the subsidiary guarantors’ obligation under the guarantees, the Company and each of the subsidiary guarantors has granted a security interest in substantially all its assets, subject to certain exceptions and limitations.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur subsidiary indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, enter into restrictive agreements and enter into sale and leaseback transactions, in each case subject to customary exceptions for a credit facility of this size and type. The Amended and Restated Credit Agreement also includes a financial maintenance covenant, requiring the Company to maintain compliance with a consolidated total leverage ratio, a consolidated senior leverage ratio and a consolidated interest coverage ratio, each determined in accordance with the terms of the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross-default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Amended and Restated Credit Agreement. Under certain circumstances, a default interest rate will apply to all obligations during the existence of an event of default under the Amended and Restated Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Amended and Restated Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing descriptions of the Amended and Restated Credit Agreement, the Acquisition Agreement and the Commitment Letter do not purport to be complete and are qualified in their entirety by reference to (a) the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein, (b) the Acquisition Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 2, 2018, and is incorporated herein by reference, and (c) the Commitment Letter, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 2, 2018, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated May 18, 2018, by and among Microchip Technology Incorporated, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated

Dated: May 18, 2018	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Vice President and Chief Financial Officer